Exhibit 23.4

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 11, 2026, with respect to the combined carve-out financial statements of DE IV Flow, LLC contained in the Registration Statement (Form S-1) and Prospectus of EagleRock Land, LLC. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Dallas, Texas
May 11, 2026